Exhibit 99.1

SCOTT GRAVES TO STEP DOWN AS HEAD OF OAKTREE’S CREDIT STRATEGIES

Bruce Karsh Will Assume Oversight of Credit Strategies

LOS ANGELES, CA, September 20, 2016 – Oaktree Capital Group, LLC (NYSE: OAK) today announced that Scott Graves, Oaktree’s Head of Credit Strategies, will be leaving the firm at year-end to pursue new opportunities. Bruce Karsh, Oaktree’s Co-Chairman and Chief Investment Officer, will assume Mr. Graves’s responsibilities.

“From his many years as a key member of our Distressed Debt group to his newer roles as Head of Credit Strategies and portfolio manager of Multi-Strategy Credit, few people at Oaktree have contributed in such a variety of ways. We are very grateful to Scott for his leadership and accomplishments throughout his tenure at the firm,” commented Mr. Karsh. “We wish Scott well as he takes his experience and expertise in a new and entrepreneurial direction.”

“I have enjoyed fifteen years at Oaktree working with the finest professionals. The time has come for me to take on new challenges, but I leave behind an extraordinary and dedicated team. I couldn’t be more proud of what we’ve accomplished together,” said Mr. Graves.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $98 billion in assets under management as of June 30, 2016. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 900 employees and offices in 18 cities worldwide.

Contacts:

Investor Relations:

Oaktree Capital Group, LLC

Andrea D. Williams

(213) 830-6483

investorrelations@oaktreecapital.com

or

Press Relations:

Sard Verbinnen & Co

John Christiansen

(415) 618-8750

jchristiansen@sardverb.com